Exhibit 5.1

August 2, 2012

American International Group, Inc.,

180 Maiden Lane,

New York, New York 10038.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $256,161,000 principal amount of 6.820% Dollar Notes due November 15, 2037 (the “Dollar Notes”), €420,975,000 principal amount of 6.797% Euro Notes due November 15, 2017 (the “Euro Notes”) and £662,222,000 principal amount of 6.765% Sterling Notes due November 15, 2017 (the “Sterling Notes” and together with the Dollar Notes and the Euro Notes, the “Securities”) of American International Group, Inc. a Delaware corporation (the “Company”), to be issued pursuant to the Indenture, dated as of October 12, 2006, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “2006 Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007 (the “Fourth Supplemental Indenture”), the Eighth Supplemental Indenture, dated as of December 3, 2010 (together with the 2006 Indenture and the Fourth Supplemental Indenture, the “Base Indenture”), and the Thirteenth Supplemental Indenture, dated November 15, 2011 (together with the Base Indenture, the “Dollar Notes Indenture”), the Fourteenth Supplemental Indenture, dated November 15, 2011 (together with the Base Indenture, the “Euro Notes Indenture”) and the Fifteenth Supplemental Indenture, dated November 15, 2011 (together with the Base Indenture, the “Sterling Notes Indenture”) (the Dollar Notes Indenture, the Euro Notes Indenture and the Sterling Notes Indenture, together the “Indentures”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Dollar Notes have been duly executed and authenticated in accordance with the Dollar Notes Indenture and issued and delivered in exchange for the Company’s outstanding 6.820% Dollar Notes due November 15, 2037, the Euro Notes have been duly executed and authenticated in accordance with the Euro Notes Indenture and issued and delivered in exchange for the Company’s outstanding 6.797% Euro Notes due November 15, 2017 and the Sterling Notes have been duly executed and authenticated in accordance with the Sterling Notes Indenture and issued and delivered in exchange for the Company’s outstanding 6.765% Sterling Notes due November 15, 2017, in each case as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of euros or pounds sterling into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in euros and pounds sterling, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indentures have been duly authorized, executed and delivered by the Trustee, that the Securities will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP